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Contacts:

Access Worldwide	Access Worldwide
(240) 582-0100	(561) 226-5000
Andrea Greenan	John Hamerski
Director, Investor Relations	Executive Vice President & CFO
agreenan@accessww.com	jack@accesstms.com

ACCESS WORLDWIDE REPORTS SECOND QUARTER FINANCIAL RESULTS

– Company Continues to Benefit from Increased Teleservices Revenues –

BOCA RATON, FL – August 13, 2003 – Access Worldwide Communications, Inc. (OTC Bulletin Board: AWWC), a leading marketing services organization, today reported financial results for the quarter ended June 30, 2003.

Revenues decreased by $0.9 million, or 6%, to $14.0 million for the quarter ended June 30, 2003, compared to $14.9 million for the quarter ended June 30, 2002. The decrease was primarily due to the loss of an annually scheduled medical education meeting with one of our major clients and a decrease in the overall number of medical education meetings awarded and performed, and was offset by an increase in billable hours performed on new teleservices programs and an overall increase in billable hours performed on existing teleservices programs.

We reported net loss and diluted loss per share of $(0.9) million and $(0.09), respectively, for the quarter ended June 30, 2003, compared to net income and diluted earnings per share of $0.4 million and $0.04, respectively, for the quarter ended June 30, 2002. The loss is primarily the result of the decrease in revenues and a bad debt expense reserve recorded of $0.6 million relating to a pharmaceutical client. Total weighted average diluted shares outstanding for the quarters ended June 30, 2003 and June 30, 2002 were 9,740,501 and 9,800,463, respectively.

For the Six Months Ended June 30, 2003

Our revenues increased $1.9 million, or 7.8%, to $26.2 million for the six months ended June 30, 2003, compared to $24.3 million for the six months ended June 30, 2002. The improvement is the result of an increase in teleservices programs and was offset by a reduction in the number of medical meetings.

We reported net loss and diluted loss per share of $(1.6) million and $(0.16), respectively, for the six months ended June 30, 2003, compared to net income and diluted earnings per share of $7.6 million and $0.78, respectively, for the six months ended June 30, 2002. During 2002, Access Worldwide divested two businesses and realized a net gain related to these discontinued operations of $7.9 million. The loss for the six months ended June 30, 2003 is the result of the bad debt expense reserve, higher training and telecommunications costs, and increased payroll costs due to additional management hires. Total weighted average diluted shares outstanding for the six months ended June 30, 2003 and June 30, 2002 were 9,740,334 and 9,740,001, respectively.

Achievements to date include:

•	Increase in Consumer Services Revenues. Our Consumer Segment which includes communication centers in Florida, Maryland and Virginia increased revenues by $2.0 million, or 35.7%, to $7.6 million for the three months ended June 30, 2003, compared to $5.6 million for the three months ended June 30, 2002.

•	Signing of Financing Agreement. In June 2003, Access Worldwide entered into a multi-year agreement (“Debt Agreement”) with CapitalSource Finance LLC (“CapitalSource”), a commercial finance firm. The agreement is comprised of two facilities, a three-year revolving line of $10.0 million and a term loan of $0.5 million due on December 31, 2003.

•	Unregistered Offering of Convertible Notes. In June 2003, the Board of Directors approved additional financing in the amount of $1.5 million to $3.0 million through private placement of convertible promissory notes and warrants to purchase shares of Access Worldwide’s Common Stock to accredited investors only, including Company officers and directors. The proceeds of the offering will be used by Access Worldwide for working capital needs.

“A number of positive events occurred in the second quarter, most notably the negotiation of a new finance agreement,” remarked Shawkat Raslan, Chairman, President and Chief Executive Officer of Access Worldwide. “In addition, our Consumer Segment continues to surge forward and drive our revenue improvement while our medical education business has been impacted by a reduction of meetings sponsored by our largest pharmaceutical client.”

The bad debt expense reserve recorded of $0.6 million placed us in default of the financial covenants contained in our Debt Agreement. Therefore, we notified CapitalSource about the potential default of financial covenants on July 29, 2003 and entered into the First Amendment to the Debt Agreement on August 11, 2003, which modified the financial covenants to allow for such event.

Founded in 1983, Access Worldwide provides a variety of sales, marketing and education services. Among other things, we reach physicians, pharmacists and patients on behalf of pharmaceutical clients, educating them on new drugs, prescribing indications, medical procedures and disease management programs. Services include product stocking, medical education, database management, clinical trial recruitment and teleservices. For clients in the telecommunications, financial services, insurance and consumer products industries, we reach the mainstream and growing multicultural markets with multilingual teleservices. Access Worldwide is headquartered in Boca Raton, Florida and has over 1,200 employees in offices throughout the United States. More information is available at www.awwc.com.

This press release contains forward-looking statements including statements regarding financial results, the debt agreement and the unregistered offering of convertible notes. Such statements involve known or unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, include, but are not limited to, the following: the ability to continue as a going concern if the Company is unable to generate cash flow and income from continuing operations; the ability to continue to comply with the financial covenants contained under the debt agreement; competition from other third-party providers and those clients and prospects who may decide to do the work that Access Worldwide does in-house; consolidation in the pharmaceutical, medical, telecommunications and consumer products industries which reduces the number of clients that are able to be served; potential consumer saturation reducing the need for services; the Company’s ability and clients’ ability to comply with state, federal and industry regulations; reliance on a limited number of major clients and the possible loss of one or more clients; the ability to develop or fund the operations of new products or service offerings; reliance on technology; reliance on key personnel and labor force; the possible prolonged impact of the general downturn in the U.S. economy; the volatility of the stock price; and the unpredictability of the outcome of litigation in which the Company is involved. For a more detailed discussion of these risks and others that could affect results, see the Company’s filings with the Securities and Exchange Commission, including the risk factors section of Access Worldwide’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission. The Company assumes no duty to update any forward-looking statements.

- Table Follows -

Access Worldwide Communications, Inc.

Statements of Operations

	For the Three Months Ending June 30,		For the Six Months Ending June 30,
	2003	2002	2003	2002
Revenues	$13,962,773	$14,945,422	$26,199,281	$24,264,076
Cost of revenues	9,396,139	9,800,887	17,684,425	15,625,563

Gross profit	4,566,634	5,144,535	8,514,856	8,638,513

Selling, general & administrative expenses	(5,496,573)	(4,193,388)	(9,990,000)	(8,688,568)
Gain on extinguishment of indebtedness—related party	299,555	—	299,555	—

(Loss) income from operations	(630,384)	951,147	(1,175,589)	(50,055)
Interest expense, net	(255,429)	(210,282)	(409,428)	(244,347)

(Loss) income before income taxes	(885,813)	740,865	(1,585,017)	(294,402)
Income tax expense	—	—	—	—

(Loss) income from continuing operations	(885,813)	740,865	(1,585,017)	(294,402)

(Loss) gain on discontinued operations, net	—	(323,257)	—	7,886,379

Net (loss) income	$(885,813)	$417,608	$(1,585,017)	$7,591,977

Basic (loss) earnings per share:
— Continuing operations	$(0.09)	$0.08	$(0.16)	$(0.03)
— Discontinued operations	$—	$(0.03)	$—	$0.81
— Net (loss) income	$(0.09)	$0.04	$(0.16)	$0.78

Weighted average common shares outstanding	9,740,501	9,740,001	9,740,334	9,740,001

Diluted (loss) earnings per share:
— Continuing operations	$(0.09)	$0.08	$(0.16)	$(0.03)
— Discontinued operations	$—	$(0.03)	$—	$0.81
— Net (loss) income	$(0.09)	$0.04	$(0.16)	$0.78

Weighted average common shares outstanding	9,740,501	9,800,463	9,740,334	9,740,001